Exhibit 99.1

RH CHAIRMAN & CEO GARY FRIEDMAN REPORTS THE SALE OF A SMALL PORTION OF HIS RH COMMON STOCK OWNERSHIP POSITION

CORTE MADERA, CA—(BUSINESS WIRE)—July 8, 2026—RH (NYSE:RH) announced today that Chairman & Chief Executive Officer Gary Friedman sold an aggregate of 125,000 shares of RH common stock from July 6, 2026 through July 8, 2026. Following this sale, Mr. Friedman retains beneficial ownership of 4,926,337 shares, representing beneficial ownership of approximately 23.88%(1) of RH’s common stock.

Mr. Friedman reported that the current sale of shares was made in order to fund (1) improvements to personal residences; and (2) the repayment of balances under personal line of credit borrowings.

Mr. Friedman’s last sales of shares of RH common stock in 2022 were made to pay the exercise price of his expiring IPO and July 2013 stock option grants and related tax obligations from the exercises. Prior to that, Mr. Friedman sold shares in December 2019, and in 2013. Mr. Friedman has reported purchases of shares of common stock in open market transactions on seven different occasions from September 2014 to June 2024.

Mr. Friedman stated: “I have been a buyer of RH shares for a significant period of time and have sold shares now solely to satisfy certain financial obligations. My shares continue to represent the largest ownership position in RH and the vast majority of my net worth, reflecting my continued commitment to RH and confidence in the Company’s strategy and growth prospects.”

A Form 4 and Schedule 13D/A will be filed with the Securities and Exchange Commission in connection with Mr. Friedman’s sale transaction.

About RH

RH (NYSE: RH) is a global curator of design, taste and style in the luxury lifestyle market. Operating across the United States, Canada, the United Kingdom and Europe, the Company offers collections through its retail galleries, sourcebooks and online at RH.com, with integrated hospitality experiences in galleries throughout the United States and internationally.

Forward Looking Statements

Some of the statements in this press release are forward-looking and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. Such forward-looking statements include statements relating to Mr. Friedman’s purchase and sale of shares of RH common stock as well as his continued commitment to RH and confidence in RH’s strategy and growth prospects. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. RH expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such forward-looking statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact

PRESS

truthgroup@RH.com

INVESTOR RELATIONS

Allison Malkin, 203.682.8225, allison.malkin@icrinc.com

(1) Determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1933, as amended, based on 18,926,221 shares of common stock outstanding.